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                                                                    Exhibit 99.1

                                                         Hewlett-Packard Company
                                                         3000 Hanover Street
NEWS                        [HP LOGO]                    Mail Stop 20BJ
                                                         Palo Alto, CA 94304
                                                         www.hp.com

Editorial Contact:        HP SEES IT SPENDING SLOWDOWN            PR060601GP29
                          BECOMING GLOBAL;
Suzette Stephens, HP      MORE CAUTIOUS ON OUTLOOK
+1 650 236 5127
suzette_stephens@hp.com


PALO ALTO, Calif., June 6, 2001 - At its semiannual business update today for the financial community, Hewlett-Packard Company (NYSE:HWP) said it is now seeing the slowdown in IT spending spreading beyond the United States and Europe.

May sales in both consumer and enterprise markets in all regions were soft, and HP is now more cautious regarding its revenue guidance of flat to down 5% for the third fiscal quarter ending July 31, 2001. HP is also implementing additional expense reductions to increase the probability of achieving the current consensus analyst EPS estimate of $0.23.

"While it is still early in the quarter, May was softer than expected and we are now addressing what is clearly becoming a global slowdown. We are taking additional steps to generate revenues and reduce costs while continuing to implement our long-term growth strategy," said Carly Fiorina, chairman, president and chief executive officer.

"HP is a resilient company with many enduring strengths, including deep customer and partner relationships, global capabilities, compelling intellectual property, an unmatched installed base and a strong balance sheet. We are proceeding with a sense of urgency and an intense focus on execution. Despite an increasingly tough environment that could last for some time, we remain convinced that HP is on the right track. We intend to stay the course," said Fiorina.

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June 6, 2001
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ABOUT HP

Hewlett-Packard Company -- a leading global provider of computing and imaging solutions and services -- is focused on making technology and its benefits accessible to all. HP had total revenue from continuing operations of $48.8 billion in its 2000 fiscal year. Information about HP and its products can be found on the World Wide Web at http://www.hp.com.

                                      # # #

This news release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of HP and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenues, or other financial items; any statements of the plans, strategies, and objectives of management for future operations; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the ability of HP to retain and motivate key employees; the timely development, production and acceptance of products and services and their feature sets; the challenge of managing asset levels, including inventory; the flow of products into third-party distribution channels; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks that are described from time to time in HP's Securities and Exchange Commission reports, including but not limited to the annual report on Form 10-K for the year ended Oct. 31, 2000, and subsequently filed reports. HP does not intend to update these forward-looking statements.